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                                                                    EXHIBIT 4.22

                              MARKETING AGREEMENT

This Marketing Agreement ("Agreement") is made and entered into as of the date on which the last party to this Agreement has executed and dated this Agreement (the "Effective Date") by and between OpenTV, Inc., a Delaware corporation ("OpenTV"), and British Sky Broadcasting Ltd., a limited liability company organized under the laws of England ("BSkyB"). Capitalized terms shall have the meaning ascribed to them in this Agreement. This Agreement contains the terms and conditions under which the parties will enter into a business relationship to maximize the potential deployment by BSkyB of hard-drive enabled set-top boxes ("MySky Boxes") utilizing the OpenTV operating system and hard drive extensions.

1.   MARKETING

1.1.  Marketing.  The relationship established by this Agreement shall be
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directed toward BSkyB advertising, marketing and promoting MySky Boxes in the
United Kingdom and the Republic of Ireland (the "Territory").

1.2.  Marketing Plan. The parties will work towards agreeing a marketing plan
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for use with respect to the Marketing Development Fund promptly following the
Effective Date ("Marketing Plans"). BSkyB will report performance no less than semi-annually against any agreed goals set forth in the Marketing Plans.

1.3.  Marketing Development Fund.  The payments made by OpenTV to BSkyB as set
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forth in Clause 2.1 of this Agreement shall be used by BSkyB solely and exclusively to advertise, market and promote (and if considered appropriate by BSkyB subsidise - whether at retail or elsewhere in the supply chain) the MySky Boxes in the Territory ("Marketing Development Fund"). For the avoidance of doubt, all out-of-pocket and overhead costs incurred by BSkyB in fulfilling those objectives shall be met out of the Marketing Development Fund, as shall an appropriate proportion of BSkyB's overall spend on advertising, marketing and promoting its brand, channels and other services. Also included shall be expenditure preparing the market for MySky Boxes throughout the year ending 30 June 2001.

1.4.  Marketing Rights.  Failing agreement between the parties on the content
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of the Marketing Plan within ten business days from the Effective Date, and bearing in mind the planned spring 2001 launch of MySky, BSkyB will have the sole discretion over the type, scope and amount of advertising, marketing and promotional activities in connection with the Marketing Development Fund. Although the objective of the parties is that the full amount of the Marketing Development Fund shall be utilised in the financial year ending 30 June 2001, BSkyB shall also have the right to defer such part of the expenditure as it sees fit into the financial year ending 30 June 2002. BSkyB shall periodically provide OpenTV with reports detailing the activities for which BSkyB has utilised amounts in the Marketing Development Fund.

1.5.  Marketing Representative.  Each party will designate a marketing
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representative to be its principal representative in connection with performance under this Agreement and to assume

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responsibility for the ongoing management of the marketing relationship. Each party will have the right to change its marketing representative provided that any marketing representative must be reasonably acceptable to the other party.

1.6.  BSkyB Obligations.  BSkyB shall: (i) fully utilize the Marketing
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Development Fund to advertise, market and promote the MySky Boxes in the
Territory in accordance with Clause 1 above; (ii) where it considers it appropriate to do so, when advertising, marketing and promoting the MySky Boxes, use clearly and conspicuously "OpenTV" and other appropriate trademark, service marks and logos adopted by OpenTV (any such use to be in full accordance with the provisions of Clause 3.1 of this Agreement).

2.    PAYMENTS EXPENSES

2.1.  Payments.  OpenTV commits to make payments to BSkyB for the Marketing
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Development Fund in an aggregate amount of $8,375,000 (the "Payment
Commitment")(such amount being exclusive of VAT and net of any withholding tax) prior to 30 June 2001. This is a non-refundable and irrevocable payment commitment. OpenTV shall make such payment to BSkyB with 3 days of receipt of an invoice from BSkyB indicating that the Marketing Development Funds have been spent or are expected to be spent in accordance with the Marketing Plans.
Except as otherwise agreed in Clause 1 or otherwise by the parties in writing, each party will be responsible for its own expenses incurred in connection with exercising its rights and fulfilling its obligations under this Agreement.

2.2. The payment referred to at Clause 2.1 above shall be made to the following account:

      Barclays Bank
      27 Soho Square
      London
      W1A 4WA

      Account name:  British Sky Broadcasting Limited
      A/C No:  20194565
      Sort Code: 20-78-98


3.    PUBLICITY AND USE OF LOGOS, MARKS AND NAMES

3.1.  Logos, Marks, and Names. Where BSkyB considers it appropriate to use Open
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TV's logos, marks and names for the purposes of expenditure relating to the
Marketing Development Fund it will do so in accordance with Open TV's instructions. Open TV will supply its instructions by no later than one week from the Effective Date.

3.2.  No Endorsement.   Notwithstanding BSkyB's limited rights hereunder to use
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OpenTV's  logos, trademarks, service marks and trade names, BSkyB acknowledges and agrees that OpenTV does not, and will not, make any endorsements, warranties, or guarantees of performance with respect to BSkyB's products or services, and in no event shall it be construed

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under this Agreement that OpenTV has in fact made any certifications with respect to the foregoing.

3.3.  Publicity.  Any marketing, public announcement, or other publicity
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material prepared by either party that refers to the other party or its products and/or services or this Agreement must be approved by each party prior to the use or release of such material. Each party will provide the other party with as much prior notice as possible in the event that it is required by law to make a public announcement concerning this Agreement or mentioning the other party.

4.    NEGATIVE TRADE PRACTICES

4.1.  Negative Trade Practices.  BSkyB shall not (i) use the Marketing
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Development fund to  conduct any marketing, sales, or promotional activities for the MySky Boxes outside of the Territory or engage in any illegal, unfair or deceptive trade practices with respect to the promotion and sale of such products or services; or (ii) modify, translate or augment any sales, marketing, or promotional literature or materials supplied by Open TV without first obtaining the written consent of Open TV.

5.    TERMINATION

5.1.  Termination.  Either party may terminate this Agreement if (i) the other
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party materially breaches any material term or condition of this Agreement and fails to correct the breach within thirty (30) days following written notice specifying the breach, (ii) the other party ceases to conduct business in the normal course, becomes insolvent, enters in bankruptcy procedures, or becomes subject to any other judicial proceedings that relate to insolvency or protection of creditor's rights.

5.2.  Effect of Termination.  The parties' rights and obligations under Clauses
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4, 5, 6, and 7 will survive termination of this Agreement.  Any election to terminate under this Clause 5 shall not limit either party's right to seek equitable remedies or other appropriate relief, including injunctive relief, relating to the breach.

5.3.  No Liability for Termination.  Neither party will, by reason of
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termination of this Agreement, be liable to the other party for compensation or reimbursement of damages on account of the loss of prospective profits on anticipated sales, or on account of expenditures, investments, leases or commitments in connection with the business or goodwill of the other party, or otherwise.

6.    CONFIDENTIALITY

6.1.  Confidentiality.  By virtue of this Agreement, the parties may have access
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to information that is confidential to one another ("Confidential Information").
Confidential Information will include the parties' software (and any derivative works thereof), formulas, methods, know-how, processes, designs, new products, developmental work, sales leads and business opportunities, marketing requirements, marketing plans, the existence and terms of this Agreement and all information clearly identified as confidential. A party's Confidential Information will not include information that: (i) is or becomes generally known to the public through no act or

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omission of the other party; (ii) was in the other party's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (iii) is lawfully disclosed to the other party by a third party without restriction on disclosure; or (iv) is independently developed by the other party without use of or reference to the other party's Confidential Information. The parties will hold each other's Confidential Information in confidence until such time as it becomes publicly known and made generally available through no action or inaction of the receiving party. The parties will not make each other's Confidential Information available in any form to any third party for any purpose except to the extent necessary to exercise its rights under this Agreement, and will treat Confidential Information of the other party with the same degree of care with which it would treat its own confidential information of a like nature, and in no case with less than a reasonable degree of care. It shall not be a breach of this section if Confidential Information is disclosed pursuant to subpoena or other compulsory judicial or administrative process, provided the party served with such process promptly notifies the other party and provides reasonable assistance so that the other party may seek a protective order against public disclosure. Each party will limit the disclosure of Confidential Information to those of its employees and agents who have a need to know such Confidential Information, and each party will take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in violation of the terms of this Agreement. Neither party will use the other party's Confidential Information for any purpose other than the performance of this Agreement. Each party acknowledges and agrees that, due to the unique nature of the Confidential Information, there can be no adequate remedy at law for breach of this Clause 6 and that such breach would cause irreparable harm to the non-breaching party; therefore, the non-breaching party shall be entitled to seek immediate injunctive relief, in addition to whatever remedies it might have under law or under this Agreement.

6.2. OpenTV and BSkyB agree to issue a mutually agreeable press release describing the marketing arrangements that are the subject of this Agreement. No release shall be issued by either party pending such agreement.


7.    GENERAL TERMS

7.1.  No Partnership.  OpenTV and BSkyB are independent contractors under this
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Agreement.  Nothing in this Agreement creates a partnership, joint venture, employee, or agency relationship between the parties for any purpose. Neither party has any express or implied authorization to incur, or attempt to incur, on the other party any obligation, or to bind or commit, or attempt to bind or commit, in any other manner the other party for any purpose. Neither party shall make any representations or warranties concerning the products or services of the other party that are inconsistent with those made by the other party in its current published materials. Each party will be and remain fully responsible for its products and services and all licenses and other arrangements with users of its products and/or services, including providing warranties, maintenance and support. Each party shall employ its own personnel and will be responsible for them and their acts. In no way will a party be liable to the other party, its employees or third parties for any losses, injuries, damages or the like occasioned by the party's own activities in connection with this Agreement, except as expressly provided herein.

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7.2.  Law.  This Agreement and all matters arising out of or relating to this
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Agreement will be governed by the laws of England and the parties submit to the exclusive jurisdiction of the Courts of England and Wales.

7.3.  Notice.  All notices, including notices of address change, required to be
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sent hereunder will be in writing and will be deemed to have been given when mailed by first-class mail to the address for the party to be notified listed below.

7.4.  Limitation of Liability.  IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY
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INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES; OR DAMAGES
FOR LOSS OF PROFITS, REVENUE, BUSINESS, SAVINGS, DATA, OR USE, INCURRED BY EITHER PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR IF SUCH DAMAGES ARE FORESEEABLE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY DAMAGE, LOSS, OR EXPENSE THAT DIRECTLY OR INDIRECTLY ARISES FROM OR IN CONNECTION WITH THE INABILITY OF THE PARTIES' PRODUCTS TO WORK WITH EACH OTHER. IN NO EVENT WILL EITHER PARTY'S AGGREGATE OR CUMULATIVE LIABILITY FOR DAMAGES HEREUNDER EXCEED $100,000. THE PARTIES ACKNOWLEDGE THAT THE LIMITATIONS OF LIABILITY IN THIS SECTION 7.4 AND IN THE OTHER PROVISIONS OF THIS AGREEMENT AND THE ALLOCATION OF RISK HEREIN ARE AN ESSENTIAL ELEMENT OF THE BARGAIN BETWEEN THE PARTIES, WITHOUT WHICH THE PARTIES WOULD NOT HAVE ENTERED INTO THIS AGREEMENT.

7.5.  Severability and Waiver.  If any provision of this Agreement is held to be
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illegal, invalid, or otherwise unenforceable, such provision will be enforced to the extent possible consistent with the stated intention of the parties, or, if incapable of such enforcement, will be deemed to be severed and deleted from this Agreement, while the remainder of this Agreement will continue in full force and effect. The waiver by either party of any default or breach of this Agreement will not constitute a waiver of any other or subsequent default or breach.

7.6.  No Assignment.  Neither party may assign, sell, transfer, delegate, or
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otherwise dispose of (collectively "Assign"), whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement or any rights or obligations under this Agreement without the prior written consent of the other party, not to be unreasonably withheld. Any purported assignment, transfer, or delegation by a party will be null and void. Subject to the foregoing, this Agreement will be binding upon the parties and their respective successors and assigns.

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7.7.  Entire Agreement.  This Agreement constitutes the complete agreement
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between the parties and supersedes all prior or contemporaneous agreements or representations, written or oral, concerning the subject matter of this Agreement. This Agreement may not be modified or amended except in writing signed by a duly authorized representative of each party; no other act, document, usage, or custom will be deemed to amend or modify this Agreement. Captions and headings contained in this Agreement have been included for ease of reference and convenience and shall not be considered in interpreting or construing this Agreement.

7.8.  No Assurances. Neither party represents or warrants to the other that it
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will succeed in selling or licensing its products or services to any of its present or future customers, and each party shall not be liable to the other party for its failure to sell or license its products or services.

BRITISH SKY BROADCASTING LIMITED.       OPENTV, INC.

/s/ Richard Freudenstein                /s/ James F. Brown
Authorized Signature                    Authorized Signature

Name:  Richard Freudenstein             Name:  James F. Brown

Title:  Chief Operating Officer         Title:  Senior Vice President

Date:  22nd January, 2001               Date:  December 21, 2000

Address:    Grant Way                   Address:  401 East Middlefield Road
            Isleworth                   Mountain View, CA  94043
            Middlesex TW7 5QD           USA
            England                     Attn: General Counsel
Attn:  Head of Legal & Business Affairs

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